Exhibit 3.1.A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NPS PHARMACEUTICALS, INC.

NPS PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (originally incorporated under the name of “Natural Product Sciences, Inc.”), does hereby certify as follows:

I. That its Certificate of Incorporation, originally filed with the Secretary of State of Delaware on March 2, 1992, is hereby amended and restated in its entirety to read as follows:

“First: The name of this Corporation is NPS Pharmaceuticals, Inc.

Second: The address of the registered office of the corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

Third: The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

Fourth: The authorized capital stock of the Corporation is as follows:

4.1 This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Twenty-five Million (25,000,000) shares. Twenty million (20,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

4.2 The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Fifth: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

5.1 The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

5.2 Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.3 Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the “Voting Stock”) .

5.4 Subject to the rights of the holders of any series of Preferred Stock, and except as otherwise required by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5.5 The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the holders of a majority of the voting power of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal the Bylaws. However, any repeal or modification of a Bylaw concerning the indemnification of directors, executive officers, other officers, employees and other agents of the Corporation shall only be prospective and shall not affect the rights under any such Bylaw in effect at the time of the alleged occurrence of any action or omission to act.

5.6 The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

5.7 Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) at the written request of holders of at least twenty percent (20%) of the Voting Stock, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

5.8 Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Sixth:

6.1 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

6.2 Any repeal or modification of this Article Sixth shall be prospective and shall not affect the rights under this Article Sixth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification

Seventh:

7.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute.

II. In lieu of a meeting and vote of the stockholders of the Corporation and consistent with the Corporation’s Certificate of Incorporation as in effect prior to the adoption hereof, the holders of not less than a majority of the outstanding Common Stock and not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Stock have given written consent to the above Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 228 of the General Delaware Law of the State of Delaware.

III. The above Amended and Restated Certificate of Incorporation, herein certified, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IV. This Amended and Restated Certificate of Incorporation shall become effective at 10:00 a.m. Eastern Standard Time on June 3, 1994.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary this 31st day of May, 1994.

ATTEST:	NPS PHARMACEUTICALS, INC.

/S/ JAMES U. JENSEN	/S/ HUNTER JACKSON
James U. Jensen, Secretary	Hunter Jackson, Ph.D.
Chief Executive Officer

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